Exhibit 99.1

FOR IMMEDIATE RELEASE
For More Information Contact:

Michael H. Owens, MD, MPH, FACPE, CPE
President & CEO, iVOW, Inc.
(858) 703-2820

John A. Stiles
John A. Stiles and Associates, LLC
(314) 994-0560

iVOW, Inc. Reports Fourth Quarter and Year-End Financial Results

San Diego, CA—March 24, 2006—iVOW, Inc. (NASDAQ:  IVOW), a provider of disease management services for the treatment of chronic and morbid obesity, announced today fourth quarter and full year financial results for the period ended December 31, 2005.

The Company reported that revenue for the quarter ended December 31, 2005 increased to $475,676 from $373,243 for the same period in 2004, a 27% increase. The Company reported a net loss for the quarter of $742,399, or $0.33 per share, compared to a net loss of $1,101,335, or $1.01 per share, for the same period in 2004.

For the full year 2005, the Company reported revenues of $1,287,848, compared to $1,650,735 in 2004. The net loss for the year declined to $2,450,531, or $1.56 per share, from $3,871,620, or $4.43 per share, in 2004.

Subsequent to the fourth quarter, the Centers for Medicare and Medicaid Services (CMS) announced on February 21, 2006, that it is expanding Medicare’s coverage of bariatric surgery for all Medicare beneficiaries. In addition, CMS stated that for beneficiaries over age 65, who have experienced high complication rates in some settings, Medicare will cover the procedure only in high-volume centers that achieve low mortality rates and are certified by the American Society of Bariatric Surgery (ASBS) as Centers of Excellence or by the American College of Surgeons (ACS). “There are more than 400 self designated bariatric programs and centers without the Center of Excellence status,” stated Dr. Michael Owens, President and Chief Executive Officer of iVOW, Inc. “With the recent decision of the CMS, iVOW is uniquely positioned to assist these programs achieve certification and run a quality, efficient bariatric surgical program.”

About iVOW, Inc.

Our business is focused exclusively on the disease state management of chronic and morbid obesity. We provide program management, healthcare services, operational consulting and clinical training services to employers, payors, physicians and hospitals involved in the medical and surgical treatment of the chronic and morbidly obese. We also provide specialized vitamins to patients who have undergone obesity surgery. Our corporate website is www.ivow.com; information on our nutritional supplements for post-surgical gastric bypass patients may be found on www.vistavitamins.com. iVOW is traded on the NASDAQ Capital Market under the stock symbol IVOW.

- more -

Forward Looking Statements

This news release may contain forward-looking statements concerning the business and products of iVOW, Inc. Actual results may differ materially depending on a number of risk factors, including, but not limited to the following: the Company’s ability to raise additional funds to support its operations; the Company’s ability to penetrate the market for obesity surgery management services; and the Company’s ability to successfully integrate the business and operations of Sound Health Solutions, Inc. Other risks inherent in our business are described in the Company’s press releases and periodic filings with the Securities and Exchange Commission. The Company’s public filings are available at www.sec.gov.

The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

IVOW, Inc.

Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004

Sales	$475,676	$373,243	$1,287,848	$1,650,735
Total cost and expenses	1,258,545	1,449,970	4,249,606	4,593,897
Loss from operations	(782,869)	(1,076,727)	(2,961,758)	(2,943,162)

Other income (expense), net	15,471	8,257	39,241	(28,035)
Loss from continuing operations	(767,398)	(1,068,470)	(2,922,517)	(2,971,197)

Gain (loss) from discontinued operations	24,999	—	232,644	(632,516)
Net loss	(742,399)	(1,068,470)	(2,689,873)	(3,603,713)

Accretion of preferred stock dividends		(32,865)	(67,170)	(135,922)
Reversal of dividends previously accreted			306,512
Deemed dividend on redemption of preferred stock				(131,985)
Net loss applicable to common stockholders	$(742,399)	$(1,101,335)	$(2,450,531)	$(3,871,620)

Net loss per share basic and diluted:
Continuing operations	$(0.34)	$(1.01)	$(1.71)	$(3.71)
Discontinued operations	$0.01	$—	$0.15	$(0.72)
Basic and diluted loss per share	$(0.33)	$(1.01)	$(1.56)	$(4.43)

Shares used in computing basic and diluted loss per share	2,239,292	1,094,626	1,570,882	872,570

IVOW, Inc.

Selected Consolidated Balance Sheet Data

	December 31	December 31
	2005	2004
Cash and cash equivalents	$851,315	$1,969,561
Total current assets	1,693,747	2,646,106
Property and equipment, net	252,880	31,743
Goodwill	915,116	—
Intangible assets, net	193,051	—
Total assets	3,747,808	3,984,509
Total current liabilities	1,216,096	751,013
Total stockholders' equity	2,479,320	3,222,980

###